Employment Agreement
This Employment Agreement (the “Agreement”), dated as of August 9, 2022 (the “Effective Date”), is made by and between Codexis, Inc., a Delaware corporation (the “Company”), and Stephen Dilly, MBBS, Ph.D. (the “Executive” and, together with the Company, the “Parties”).
RECITALS
    WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and
    WHEREAS, Executive desires to provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Certain Definitions.
    Capitalized terms not specifically defined in the text of this Agreement shall have the following meanings:
(a)“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.
(b)“Board” shall mean the Board of Directors of the Company.
(c)The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties (and for avoidance of doubt the mere failure to achieve goals or objectives shall not constitute Cause); (ii) commission by Executive of a felony (other than a traffic-related offense) that in the written determination of the Board is reasonably likely to cause or has caused material injury to the Company’s business; (iii) documented intentional misrepresentation by Executive or omission of material fact by Executive with respect to a significant matter relating to the Company’s business; or (iv) material breach by Executive of any material written agreement by and between Executive and the Company. The foregoing is an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s employment for “Cause”. The Board shall provide Executive with 15 days advance written notice detailing the basis for the termination of employment for Cause under clause (i) or (iv) above. During the 15 day period after Executive has received such notice, Executive shall have an opportunity to cure or remedy such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the members of the Board excluding Executive. Executive shall continue to receive the compensation and benefits provided by this Agreement during the 15 day cure/remedy period. For the avoidance of doubt, there shall be no 15 day cure/remedy period for Cause under clause (ii) or (iii) above.
(d)“Change in Control” shall mean (i) a dissolution or liquidation of the Company; (ii) a sale or exclusive license of all or substantially all of the assets of the Company (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; (vi) in the event that the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Board; or (vii) a “Change in Control” as defined in the Company’s 2019 Incentive Award Plan. Notwithstanding the foregoing, a Change in Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or a public offering of the Company’s common stock. Without limiting the foregoing, it shall be deemed to be a Change in Control under clause (i) above if at least fifty percent (50%) of the fair market value (disregarding liabilities) of Company assets are sold to, disposed of or transferred to unrelated third party(ies).
(e)“Change in Control Period” shall mean the period that commences three months prior to a Change in Control and ends on the second anniversary of the Change in Control.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)“Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii) hereof; or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(viii) hereof either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b) hereof, whichever is earlier.
(h)“Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that (i) can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Board, Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.
(i)Executive shall have “Good Reason” to terminate Executive’s employment hereunder after the occurrence of any of the following without Executive’s prior written consent: (i) a diminution in Executive’s base compensation or bonus opportunity; (ii) a diminution in Executive’s title, authority, duties or responsibilities as indicated herein; (iii) a material change of at least thirty-five (35) miles in the geographic location at which Executive must perform Executive’s services; (iv) a material breach of this Agreement (or any other agreement) by the Company or any Company affiliate; or (v) any failure of the Company to nominate and the Board to recommend Executive for re-election to the Board for any year in which Executive is up for re-election. Notwithstanding the foregoing, Executive shall not have “Good Reason” unless the condition giving rise to Executive’s resignation continues more than thirty (30) days following Executive’s written notice of the condition provided to the Company within ninety (90) days of the first occurrence of such condition and Executive’s resignation is effective within one hundred eighty (180) days following the first occurrence of such condition.
(j)“Incumbent Board” shall mean the individuals who, as of the Effective Date, are members of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.
(k)“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
(l)“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
2.Employment.
(m)General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 2, and upon the other terms and conditions herein provided.
(n)Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on August 6, 2022 (the actual date Executive commences employment hereunder, the “Commencement Date”) and ending on the date terminated pursuant to Section 4 below.
(o)Position and Duties. During the Term, Executive: (i) shall serve as the President and Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s written rules and policies as adopted by the Company from time to time. Executive may serve as an advisor or on outside boards of directors, subject to the consent of the Board (which shall not unreasonably be withheld). The Board has already consented to Executive’s continuing service as an advisor and/or on the board of directors of which Executive is now a member as set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company, such service materially interferes with Executive’s duties as President and Chief Executive Officer of the Company or places Executive in a competing position, or otherwise materially conflicts with, the interests of the Company. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. Executive cannot serve as an advisor or on the board of directors of a private or publicly traded company (other than the Board) without the Board’s prior written consent (which shall not unreasonably be withheld). In addition, as of the Commencement Date, the Company shall appoint or use commercially reasonable efforts to cause Executive to be elected to the Board. During the Term, the Board shall recommend Executive for re-election to the Board.
3.Compensation and Related Matters.
(p)Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $710,000 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices and procedures of the Company (but with pro rata installments no less frequently than once per calendar month). Such Annual Base Salary shall be reviewed by the Board not less often than annually, and may be increased (but not decreased) from time to time.
(q)Annual Target Bonus. Commencing in 2022, with respect to each Company fiscal year that ends during the Term, Executive will be eligible to receive an annual performance bonus, with seventy-five percent (75%) of the highest annualized rate of Annual Base Salary for such fiscal year (the “Annual Target Bonus”) being payable in the event the performance goals with respect thereto are achieved at target, prorated for any partial year served. The Annual Target Bonus shall be subject to upward adjustment up to one hundred fifty percent (150%) of Annual Base Salary upon the achievement of performance goals at the maximum level. The Annual Target Bonus amount payable shall be based on the achievement of written performance goals established by the Board in consultation with Executive. The amount of any Annual Target Bonus for which Executive is eligible shall be reviewed by the Board from time to time. The Annual Target Bonus shall be payable on such date as is determined by the Board in its sole discretion as soon as reasonably practicable after the final audited financial performance information for the Company is available for the calendar year with respect to which such Annual Target Bonus relates. Notwithstanding any other provision of this Section 3, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed with the Company during the period beginning on the Commencement Date and ending December 31st of the year for which the bonus is to be paid. Any Annual Target Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within two and a half months following the end of the calendar year to which the bonus relates.
(r)Sign On Bonus. Executive shall be entitled to a one-time sign on bonus (the “Sign-On Bonus”) of $200,000 payable in a single lump sum on the first payroll date following the Commencement Date, less applicable withholding taxes. Notwithstanding the foregoing, the Sign-On Bonus shall not be earned to any extent as of the payment date. Instead, fifty percent (50%) of the Sign-On Bonus shall be earned upon the completion of each six months of continuous employment by Executive with the Company following the Commencement Date. In the event Executive’s employment hereunder is terminated by the Company for Cause (as defined below) or Executive resigns other than for Good Reason (as defined below), in each case, prior to the first anniversary of the Commencement Date, then Executive agrees to repay the portion of the Sign-On Bonus that remains unearned as of the date of termination or resignation, provided, that any such repayment made in 2023 shall be on an after tax basis. For the avoidance of doubt, in the event Executive’s employment hereunder is terminated by the Company for other than Cause, by Executive for Good Reason or as a result of Executive’s death or Disability, then Executive shall not be obligated to repay the unearned portion of the Sign-On Bonus.
(s)Travel Allowance. In addition, during the Term, the Company will pay Executive an annual travel allowance of $40,000, less applicable withholding taxes and pro-rated for any partial year of service. The travel allowance will be paid periodically over the year, in accordance with the Company’s standard payroll procedures.
(t)Benefits. During the Term, Executive may participate in such employee and executive benefit plans and programs, including paid time-off, as the Company may from time to time offer to provide to its employees and executives, pursuant to the terms and eligibility requirements of those plans.
(u)Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket business travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.
4.Termination.
(v)Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
(i)Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.
(iii)Termination for Cause. The Company may terminate Executive’s employment for Cause at any time.
(iv)Termination Without Cause. The Company may terminate Executive’s employment without Cause at any time.
(v)Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason at any time.
(vi)Resignation for Any Other Reason. Executive may resign from Executive’s employment without Good Reason at any time.
(w)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date such notice is received by the Company (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination (except in the case of a termination for Cause under clause (i) or (iv) of the definition thereof in which Executive has an ability to cure or remedy the alleged Cause event, in which case the Date of Termination shall be the 15th day following the receipt of such Notice of Termination unless Cause is cured or remedied prior thereto), or any date thereafter elected by the Company in its sole discretion.
(x)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.
5.Company Obligations upon Termination of Employment.
(y)In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive from the Company: (i) any portion of Executive’s Annual Base Salary and Annual Target Bonus (as adjusted pursuant to Section 3(b)) earned through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(f) above and (iii) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(e) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Sections 5(b), (c) and (d) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(z)Severance Payments Not In Connection With a Change in Control. In the event of Executive’s termination of employment by the Company without Cause by Executive for Good Reason or because of Executive’s death or Disability, in each case, that occurs other than during a Change in Control Period pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iv) or 4(a)(v) hereof, respectively, in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Sections 12 and 5(d) hereof and subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a general release of claims against the Company substantially in the form attached as Exhibit B, with such changes determined necessary or appropriate by the Company to reflect changes in applicable law (a “Release”), that becomes effective and irrevocable accordance with Section 13(d) hereof:
(vii)Pay to Executive in a lump sum cash payment an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary as of the Date of Termination (disregarding any reductions thereof during the twelve months preceding the Date of Termination), such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 13(d) hereof;
(viii)Pay to Executive one hundred percent (100%) of Annual Target Bonus in a lump sum cash payment, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 13(d) hereof;
(ix)Each equity award held by Executive as of the Date of Termination, including, without limitation, each stock option, restricted stock unit award and performance stock unit award, shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to that number of shares, if any, that would have vested had Executive’s employment continued through the first anniversary of the Date of Termination, with any performance goals applicable to such equity awards determined achieved at target; and
(x)If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s Date of Termination and ending upon the earliest of (X) the one-year anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the foregoing, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage).
(aa)Severance Payments In Connection with a Change in Control. In the event of Executive’s termination of employment by the Company without Cause by Executive for Good Reason or because of Executive’s death or Disability, in each case, that occurs during a Change in Control Period pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iv) or 4(a)(v) hereof, respectively, in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Sections 12 and 5(d) hereof and subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a Release that becomes effective and irrevocable accordance with Section 13(d) hereof:
(i)Pay to Executive in a lump sum cash payment an amount equal to one hundred fifty percent (150%) of Executive’s Annual Base Salary (disregarding any reductions thereof during the twelve months preceding the Date of Termination), such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 13(d) hereof;
(ii)Pay to Executive one hundred fifty percent (150%) of Executive’s Annual Target Bonus in a lump sum cash payment, such payment to be made on the first regular payroll date following the date the Release becomes irrevocable or as otherwise provided in Section 13(d) hereof;
(iii)Each outstanding equity award, including, without limitation, each stock option, restricted stock unit award and performance stock unit award, held by Executive as of the Date of Termination shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity award; and
(iv)If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive, Executive’s covered dependents and Executive’s spouse or domestic partner through the earlier of (i) the eighteen (18) month anniversary of the Date of Termination and (ii) the date Executive becomes eligible for healthcare coverage under a subsequent employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the foregoing, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage).
(ab)No Other Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.
(ac)No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and no portion of such payments shall be subject to offset. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment and the expiration or termination of the Term shall not impair the rights or obligations of any party hereto.
6.Equity Awards.
(ad)Stock Option. Executive shall be granted an option to purchase 700,000 shares of Company common stock (the “Option”), such grant to be made on or as soon as administratively practicable after the Commencement Date (but in no event later than 30 days after the Commencement Date). The Option will have an exercise price per share equal to the closing trading price of a share of Company common stock on the date of grant (or immediately preceding trading day if the date of grant is not a trading day). The Option shall vest as to twenty-five percent (25%) of the total number of shares underlying the Option on the first anniversary of the Commencement Date, and as to 1/48th of the total number of shares underlying the Option on each monthly anniversary thereafter, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date. The Option shall otherwise be subject to the terms of the Company’s 2019 Incentive Award Plan (the “Plan”) and an award agreement to be entered into between Executive and the Company, which award agreement will include the following terms. The term of the Option shall be ten (10) years, subject to earlier expiration in the event of the termination of Executive’s services to the Company; provided, however, that the Option and any future stock options granted to Executive by the Company shall be exercisable for a period of at least twenty-four (24) months after Executive’s services terminate for any reason other than Cause (or the ten year expiration date, if earlier).

(ae)Performance Stock Units. Executive shall be granted an award of 340,000 performance stock units (“PSUs”), such grant to be made on or as soon as administratively practicable after the Commencement Date (but in no event later than 30 days after the Commencement Date). The PSUs shall become earned based on the achievement of reasonable performance goals for 2022 that are established by the Board, in consultation with Executive. Up to 2 shares of Company common stock may be earned per PSU based on performance. Earned PSUs shall vest as to fifty percent (50%) upon certification of the achievement of the applicable performance goals and as to fifty percent (50%) on the first anniversary of the date of such certification, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date. The PSUs shall otherwise be subject to the terms of the Plan and an award agreement to be entered into between Executive and the Company in the Company’s standard form.
(af)Future Equity Grants. Commencing in 2023, Executive shall be granted equity awards annually having aggregate grant date fair values in line with peer group data, as determined by the Board.
(ag)Rule 10b5-1 Plan. Executive shall be entitled to enter into a Rule 10b5-1 trading plan in accordance with Company policy, and subject to the Company’s insider trading policy and applicable law.
(ah)Termination of Employment. In the event that Executive’s employment with the Company is terminated by the Company without Cause in connection with the sale or exclusive license of a substantial portion of the assets of the Company, including, without limitation one or more Company divisions or the assets of one or more Company divisions, provided, in each case that such division(s) or such assets constitute at least one-third of the enterprise value of the Company, as reasonably determined by the Board (such sale or exclusive license, a “Qualifying Transaction” and the date such Qualifying Transaction, the “Transaction Date”), then, subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a Release that becomes effective and irrevocable accordance with Section 13(d) hereof, each outstanding equity award, including, without limitation, each stock option, restricted stock unit award and performance stock unit award, held by Executive as of the date immediately preceding the Date of Termination shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse immediately prior to the Transaction Date, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity awards. Without limiting the foregoing, for the purposes of this Section 6(e) a termination of Executive’s employment effected by the Company without Cause during the period commencing on the earlier of the date the term sheet or definitive agreement contemplating the Qualifying Transaction was entered into or the date that is six (6) months prior to the Transaction Date and ending thirty (30) days after the Transaction Date non-exclusively shall be deemed to be in connection with the Qualifying Transaction.
7.Restrictive Covenants.
(ai)Affiliates. As used in this Section 7, the term “Company” shall include the Company and any Affiliate of the Company.
(aj)Confidential Information Agreement. Executive shall enter into and abide by the Company’s standard Confidential Information, Secrecy, and Invention Agreement (the “Confidential Information Agreement”) which is attached hereto as Exhibit C. For the avoidance of doubt, nothing in the Confidential Information Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-

discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidential Information Agreement or this Agreement: (i) Executive will not be in breach of the Confidential Information Agreement or this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(ak)Non-Competition. Without limiting the Confidential Information Agreement, Executive hereby agrees that Executive shall not, at any time during the Term, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity in the United States (i) that is in direct or indirect competition with the business of the Company, or (ii) which the Company has taken active steps to engage in or acquire, but only if Executive directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than one percent (1%) of the outstanding interest in such business.
(al)Non-Solicitation. Without limiting the Confidential Information Agreement, Executive hereby agrees that Executive shall not, at any time during the Term or, with respect to subsection (ii) below, within the one (1) year period immediately following the Term, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12) month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from directly or indirectly hiring any individual who submits a resume or otherwise applies for a position in response to a publicly posted job announcement or otherwise applies for employment with any Person with whom Executive may be associated absent any violation of Executive’s obligations pursuant to clause (i) above.
(am)Non-Disclosure. Without limiting the Confidential Information Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 7(g) below, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. Notwithstanding the foregoing, “Proprietary Information” does not include information that: (i) was properly known to Executive, without restriction, prior to disclosure by Company; (ii) is obtained from a third party without an accompanying duty of confidentiality and without a breach of such third party’s obligations of confidentiality; or (iii) is independently developed without use of or reference to the Proprietary Information, as shown by written records and other competent evidence prepared contemporaneously with such independent development. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
(an)Return of Company Property. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.
(ao)Disclosure of Agreements. Prior to accepting other employment or any other service relationship during the Term or the one (1) year period immediately following the Term, Executive shall provide a copy of this Section 7 and the Confidential Information Agreement to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other Person with which Executive discusses potential employment or any other service relationship if, in Executive’s reasonable judgment, such employment or service relationship can be reasonably expected to violate the terms of Executive’s applicable restrictive covenants.
(ap)Revision. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 7 shall toll the running of any time periods set forth in this Section 7 for the duration of any such breach or violation.
8.Injunctive Relief.
It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 7 above could cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 7 above, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
9.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.
10.Miscellaneous Provisions.
(aq)Defense of Claims. Executive agrees that, during the Term and for a period of twelve (12) months after the Date of Termination, upon request from the Company, Executive will cooperate with the Company and its affiliates as reasonably necessary in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that affect Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or affiliates in such claim or action. The Company agrees to promptly pay or reimburse Executive upon demand for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 10(a). Any post-employment services requested in writing by the Company and rendered by Executive under this Section 10(a) shall be compensated by the Company at an hourly rate equal to Executive’s last Annual Base Salary divided by 1,800 with such compensation paid to Executive within 10 business days of the Company’s receipt of Executive’s written invoice reasonably detailing the hours spent providing the services requested in writing by the Company.
(ar)Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(as)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(at)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(v)If to the Company:
Codexis, Inc.
200 Penobscot Drive

Redwood City, CA 94063
Attn: Board of Directors
Facsimile: (650) 421-8108

and copies to:

    Latham & Watkins LLP
    140 Scott Drive
    Menlo Park, California 94025-1008
    Attn: Brian Cuneo, Esq.
    Facsimile: (650) 463-2600

(vi)If to Executive, at the address set forth in the Company’s books and records.
or at any other address as any Party shall have specified by notice in writing to the other Party.
(au)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(av)Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. In the event of any conflict in terms between this Agreement and any other Company agreement with Executive or any Company policy, the terms of this Agreement shall prevail and govern.
(aw)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company, which writing explicitly states the intent of the parties hereto to supplement the terms herein. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(ax)No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
(ay)Forum. Any suit brought hereon shall be brought in the state or federal courts sitting in San Mateo County, California, and the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(az)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(ba)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
11.Legal Fees. The Company shall promptly reimburse or pay directly on Executive’s behalf all attorney’s fees and costs incurred by Executive in connection with the negotiation, drafting and finalization of this Agreement, up to a maximum of $20,000.
12.Golden Parachute Excise Tax.
(bb)Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(bc)Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 12(a) above. If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm (that is not rendering services to the acquiring company) to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company, Executive, and other entities.
13.Section 409A.
(bd)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the contractual cost or liability under this Agreement to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.
(be)Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Sections 5(b), 5(c) and 5(d) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); and (ii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(bf)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(bg)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within ten (10) business days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 13(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 13(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 13(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.
14.Executive Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.
CODEXIS, INC.
/s/ Byron Dorgan
By: Byron Dorgan
Title: Chairman of the Board of Directors
EXECUTIVE
/s/ Stephen Dilly
Stephen Dilly, MBBS, Ph.D.

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Exhibit A

Current Advisor and/or Board of Director Service

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Exhibit B

Form of Release
    RELEASE OF CLAIMS

    This Release of Claims (“Release”) is entered into as of _________________, 20__, between Stephen Dilly, MBBS, Ph.D. (“Executive”) and Codexis, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 1(c), below.
1.Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the time Executive signs this Release.
(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the time of Executive’s signing this Release of Claims, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:

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(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims related to Executive’s right to enforce the terms of the Employment Agreement between Executive and the Company, dated August [__], 2022 and this Release;
(vi)Claims related to Executive’s rights following the date hereof with respect to any vested equity interests Executive holds in the Company or any of its past or present affiliates;
(vii)Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws, California Labor Code Section 2802, California Corporations Code Section 317, by contract, or any other applicable law; and
(viii)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(a)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(ix)Executive has the right to consult with an attorney before signing this Release;
(x)Executive has been given at least [Single Termination: twenty-one (21) OR Group Termination: forty-five (45)] days to consider this Release[ Group Termination: and acknowledges that the Company has provided Executive a list of the job titles and ages of all employees of the Company whose employment was terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated];
(xi)Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits offered by the Company in connection with Executive’s termination of employment unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to [_________].

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(a)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
2.Non-Disparagement, Transition, and Transfer of Company Property.
(b)Executive agrees that Executive will not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it will not, and will instruct its officers and directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 2(a) will have application to any evidence or testimony required by any court, arbitrator or government agency, or any statement otherwise required by law.
(c)Executive agrees to use Executive’s reasonable efforts to cooperate with the Company in good faith to facilitate a smooth transition of Executive’s duties prior to Executive’s termination of employment.
(d)Executive warrants and represents that Executive has turned over to the Company all files, memoranda, records, and other documents, and any other physical or personal property that are the property of the Company and that Executive had in Executive’s possession, custody or control.
3.Executive Representations. Executive represents and warrants that:
(a)Executive has returned to the Company all Company property in Executive’s possession;
(b)Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date;
(c)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and

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(d)Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.
4.Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidential Information, Secrecy, and Invention Agreement entered into between Executive and the Company (the “Confidentiality Agreement”). Executive acknowledges and agrees that the severance benefits provided to Executive will be subject to Executive’s continued compliance with Executive’s material obligations under the Confidentiality Agreement (provided Executive will not be considered non-compliant unless Executive has actual knowledge of such non-compliance or has received written notice of such non-compliance and at least thirty (30) days to cure). For the avoidance of doubt, nothing in the Confidentiality Agreement or this Release will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Release: (i) Executive will not be in breach of the Confidentiality Agreement or this Release, and will not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.
7.Integration Clause. This Release together with the Confidentiality Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.
8.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

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9.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
[Signature page follows]

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    IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE                        CODEXIS, INC.

__________________________            __________________________
Stephen Dilly, MBBS, Ph.D.                By:
                            Title:

Date: ______________________            Date: _____________________

|US-DOCS\133190442.3||

Exhibit C

Confidential Information Agreement

|US-DOCS\133190442.3||